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                                                                     EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                     TO THE
                              RESTATED AND AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                            STERLING BANCSHARES, INC.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended, Sterling Bancshares, Inc., a Texas corporation, files these Articles of Amendment for the purpose of amending its Restated and Amended Articles of Incorporation as follows:

                                   ARTICLE ONE

     The name of the corporation is Sterling Bancshares, Inc. (the
"Corporation").

                                   ARTICLE TWO

     The following amendment to the Restated and Amended Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on April 29, 2002.

     The first paragraph of ARTICLE 4 of the Restated and Amended Articles of Incorporation is amended by deleting it in its entirety and replacing it with the following:

               "The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 101,000,000 shares, divided into the following: (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share (Preferred Stock); and (ii) 100,000,000 shares of Common Stock, par value $1.00 per share (Common Stock)."

                                  ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of such adoption was 43,808,430 shares of Common Stock and 39,000 shares of Preferred Stock; and the number of shares entitled to vote thereon was 43,782,647 shares of Common Stock.

     The designation and number of outstanding shares of each class or series entitled to vote thereon as a class were as follows:

                                      Number of Shares Outstanding
            Class or Series               and Entitled to Vote
            ---------------           ----------------------------
              Common Stock                     43,782,647

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                                  ARTICLE FOUR

     The number of shares of Common Stock voted for such amendment was 35,213,706; the number of shares of Common Stock voted against such amendment was 1,600,056; and the number of shares of Common Stock abstaining from voting on such amendment was 113,594.

     DATED: June 5, 2002.


                                     STERLING BANCSHARES, INC.


                                     By: /s/ J. Downey Bridgwater
                                        ----------------------------------------
                                         J. Downey Bridgwater
                                         President and Chief Executive Officer

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